UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TFS FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

United States (State or Other Jurisdiction of Incorporation or Organization)	52-2054948 (I.R.S. Employer Identification Number)

7007 Broadway Avenue

Cleveland, Ohio 44105

(Address of Principal Executive Offices)

Third Federal 401(k) Savings Plan

(Full Title of the Plan)

Marc A. Stefanski

7007 Broadway Avenue

Cleveland, Ohio 44105

(216) 441-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)

Common Stock, $0.01 par value per share	5,000,000	$ 10.00	$ 50,000,000	$ 1,535.00

Plan Interests (2)	Indeterminate

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), no separate fee is required for the participation interests.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Third Federal 401(k) Savings Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (the “Registration Statement”) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

•	The Registrant’s 424(b)(3) Prospectus dated February 12, 2007 and filed with the Commission on February 23, 2007;

•	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on March 29, 2007; and

•

The description of the Common Stock of the Registrant, par value of $0.01 per share, included in the Registration Statement on Form S-1, filed with the Commission on February 9, 2007 (Registration No. 333-139295), under the heading “Description of Capital Stock of TFS Financial Corporation.”

All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of Common Stock being registered has been passed upon by Thompson Hine LLP.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 545.121 of the Office of Thrift Supervision (“OTS”) regulations provides indemnification for directors and officers of Third Federal Savings and Loan Association of Cleveland (“Association”).

Although there are no indemnification provisions in the charter and bylaws of the Registrant, all the directors and officers of the Registrant are directors and officers of the Association and have indemnification under OTS Regulations as described below.

Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

(i) Any amount for which that person becomes liable under a judgment in such action; and

(ii) Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person under paragraph (b) of this Section only if:

(i) Final judgment on the merits is in his or her favor; or

(ii) In case of:

a. Settlement,

b. Final judgment against him or her, or

c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i) “Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii) “Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii) “Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv) “Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index on page 7, and are incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on April 20, 2007.

TFS FINANCIAL CORPORATION

By:	/s/ Marc A. Stefanski
Marc A. Stefanski Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the plan administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on April 20, 2007.

THIRD FEDERAL 401(k) SAVINGS PLAN

By:	Third Federal Savings and Loan Association of Cleveland, Plan Sponsor

By:	/s/ Marianne Piterans
Marianne Piterans Director, Human Resources

POWER OF ATTORNEY

We, the undersigned directors and officers of TFS Financial Corporation (the “Company”) hereby severally constitute and appoint Marc A. Stefanski as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below that said Marc A. Stefanski may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 relating to shares to be issued under the Third Federal 401(k) Savings Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Marc A. Stefanski shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marc A. Stefanski Marc A. Stefanski	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 17, 2007

/s/ David S. Huffman David S. Huffman	Chief Financial Officer (Principal Financial Officer)	April 17, 2007

/s/ Judith Z. Adam Judith Z. Adam	Chief Accounting Officer (Principal Accounting Officer)	April 17, 2007

/s/ Thomas J. Baird Thomas J. Baird	Director	April 18, 2007

/s/ Martin J. Cohen Martin J. Cohen	Director	April 17, 2007

/s/ Robert A. Fiala Robert A. Fiala	Director	April 18, 2007

/s/ John J. Fitzpatrick John J. Fitzpatrick	Director	April 17, 2007

/s/ James S. Gascoigne James S. Gascoigne	Director	April 18, 2007

/s/ Bernard S. Kobak Bernard S. Kobak	Director and Corporate Secretary	April 18, 2007

/s/ William C. Mulligan William C. Mulligan	Director	April 18, 2007

/s/ Marianne Piterans Marianne Piterans	Director and Vice President	April 17, 2007

/s/ Paul W. Stefanik Paul W. Stefanik	Director	April 18, 2007

/s/ Anthony W. Zepp Anthony W. Zepp	Director	April 18, 2007

The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named directors and officers of the Registrant and filed with the Commission as Exhibit 24 hereto.

*By:	/s/ Marc A. Stefanski
Marc A. Stefanski, Attorney-in-fact

TFS FINANCIAL CORPORATION

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1	Amended and Restated Charter of TFS Financial Corporation (filed as Exhibit 3.2 to the Registrant’s Form S-1/A filed with the Commission on February 9, 2007 and incorporated herein by reference).

4.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registrant’s Form S-1/A filed with the Commission on February 9, 2007 and incorporated herein by reference).

5	Opinion of Thompson Hine LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Thompson Hine LLP (included as part of Exhibit 5).

24	Powers of attorney (set forth on signature page).

The Registrant undertakes that it has submitted or will submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.